Exhibit 99.1

HERITAGE COMMERCE CORP ANNOUNCES THE COMPLETION OF ITS MERGER WITH FOCUS BUSINESS BANK

San Jose, California. — August 20, 2015. Heritage Commerce Corp (NASDAQ: HTBK, “Heritage”) today announced that on August 20, 2015, it completed its previously announced merger of its wholly-owned bank subsidiary Heritage Bank of Commerce with Focus Business Bank (“Focus Bank”). The merger, which was first announced on April 23, 2015, was concluded following receipt of approval from Heritage and Focus Business Bank shareholders and all required regulatory approvals. As of June 30, 2015, Focus Bank had $408 million in assets, $377 million in deposits, and $189 million in gross loans.  The expected combined company will have in excess of $2.0 billion in assets.

Walter T. Kaczmarek, President and Chief Executive Officer of Heritage commented, “We are pleased to announce the completion of our merger with Focus Business Bank, uniting the only two independent banks headquartered in San Jose. We are excited about the increased capacity and market exposure created from this business combination, and look forward to taking advantage of the resulting opportunities.”

Under the terms of the merger agreement, Focus Bank shareholders received a fixed exchange ratio of 1.8235 shares of Heritage common stock in exchange for each share of Focus Bank common stock. Holders of Focus Bank common stock immediately prior to the merger, as a group, own approximately 14.6% of the outstanding shares of the Heritage common stock immediately after the merger. Based on Heritage’s closing stock price of $10.68 on August 20, 2015, the merger consideration was valued at approximately $19.47 per Focus Bank share. Immediately prior to the closing, Focus Bank option holders received cash, net of applicable taxes withheld, for the value of their unexercised stock options in an amount equal to the excess over the exercise price per share, if any, of 1.8235 multiplied by $10.94, which was the volume weighted average of the closing prices for shares of Heritage common stock as quoted on the NASDAQ Global Select Market for the twenty consecutive trading days ending on August 13, 2015.

Two independent members of Focus Bank’s board of directors were appointed to the board of directors of Heritage and Heritage Bank of Commerce:  J. Philip Di Napoli and Julianne Biagini-Komas. In addition, Robert Gionfriddo and Teresa Powell, Focus Bank Executive Vice Presidents, will join Heritage as Executive Vice Presidents.

Richard Conniff, Chairman and Chief Executive Officer of Focus Bank stated, “The Focus Bank and Heritage combination presents an exciting strategic opportunity for our stakeholders. Our teams are working well together to provide for a smooth transition.”

Heritage was advised in this transaction by Keefe, Bruyette & Woods, a Stifel Company, as financial advisor and Buchalter Nemer, a professional corporation, as legal counsel. Focus Bank was advised by Sandler O’Neill + Partners, L.P., as financial advisor and Manatt, Phelps & Phillips, LLP, as legal counsel.

About Heritage Commerce Corp And Heritage Bank Of Commerce

Heritage Commerce Corp, a California corporation organized in 1998, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heritage provides a wide range of banking services through Heritage Bank of Commerce, a wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. Heritage is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners and employees. Heritage operates through 11 full service branch offices located in the counties of Santa Clara, Alameda, Contra Costa, and San Benito, which are in the southern and eastern regions of the general San Francisco Bay Area of California. Our market includes the headquarters of a number of technology based companies in the region commonly known as “Silicon Valley.” In November 2014, Heritage Bank of Commerce acquired Bay View Funding which provides business essential working capital factoring financing to various industries throughout the United States.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Heritage intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Heritage’s ability to predict results, and the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of  Heritage, include but are not limited to: (1) the businesses of  Heritage and Focus Business may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; (6) the quality and composition of the loan and securities portfolios; (7) demand for loan products; (8) deposit flows; (9) competition; (10) demand for financial services in the companies’ respective market areas; (11) implementation of new technologies; (12) ability to develop and maintain secure and reliable electronic systems; (13) accounting principles, policies, and guidelines, and (14) other risk factors detailed from time to time in filings made by Heritage with the SEC. Heritage undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.